Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Contact:	Michael D. Hagedorn
Senior Executive Vice President and
Chief Financial Officer
973-872-4885

VALLEY NATIONAL BANCORP REPORTS STRONG FOURTH QUARTER NET INCOME DRIVEN BY A 21 PERCENT INCREASE IN NET INTEREST INCOME

New York, NY – January 28, 2021 -- Valley National Bancorp (NASDAQ:VLY), the holding company for Valley National Bank, today reported net income for the fourth quarter 2020 of $105.4 million, or $0.25 per diluted common share, as compared to the fourth quarter 2019 earnings of $38.1 million, or $0.10 per diluted common share, and net income of $102.4 million, or $0.25 per diluted common share, for the third quarter 2020. Excluding all non-core charges, our adjusted net income (a non-GAAP measure) was $113.4 million, or $0.27 per diluted common share, for the fourth quarter 2020, $90.7 million, or $0.24 per diluted common share, for the fourth quarter 2019, and $104.2 million, or $0.25 per diluted common share, for the third quarter 2020. See further details below, including a reconciliation of our adjusted net income in the "Consolidated Financial Highlights" tables.
Key financial highlights for the fourth quarter:
•Net Interest Income and Margin: Net interest income on a tax equivalent basis of $288.8 million for the fourth quarter 2020 increased $4.7 million and $49.2 million as compared to the third quarter 2020 and fourth quarter 2019, respectively. Our net interest margin on a tax equivalent basis increased 5 basis points to 3.06 percent in the fourth quarter 2020 as compared to 3.01 percent for the third quarter 2020. The increases were partially due to a 11 basis point decline in our costs of average interest bearing liabilities caused by the continued downward repricing of our interest bearing deposits, repayment of higher cost borrowings and growth in our non-interest bearing deposits. See the "Net Interest Income and Margin" section below for more details.
•Loan Portfolio: At December 31, 2020, loans totaled $32.2 billion, an increase of 8.5 percent as compared to one year ago. Total loans decreased $198.5 million as compared to September 30, 2020 largely due to a decrease in the residential mortgage loan portfolio driven by refinance and secondary loan sale activity, as well as tempered demand and our selective underwriting within the commercial loan portfolios during the fourth quarter 2020. Fourth quarter new and refinanced loan originations included approximately $382 million of residential mortgage loans originated for sale rather than investment. Net gains on sales of residential loans were $16.0 million and $13.4 million in the fourth quarter 2020 and third quarter 2020, respectively. See "Loans, Deposits and Other Borrowings" section below for additional information.
•Allowance and Provision for Credit Losses for Loans: The allowance for credit losses for loans totaled $351.4 million and $335.3 million at December 31, 2020 and September 30, 2020, respectively. During the fourth quarter 2020, the provision for credit losses for loans was $19.0 million as compared to $31.0 million and $5.4 million for the third quarter 2020 and

Valley National Bancorp (NASDAQ: VLY)
Fourth Quarter 2020 Earnings
January 28, 2021

fourth quarter 2019, respectively. The reserve build in the fourth quarter 2020 reflects, among other factors, the impact of the internal risk rating downgrades of certain commercial loans largely related to borrowers negatively impacted by the pandemic, lower valuations of collateral securing our non-performing taxi medallion loan portfolio, and, to a lesser extent, changes in the economic forecast component of our reserves at December 31, 2020.
•Credit Quality: Net loan charge-offs totaled $3.0 million for the fourth quarter 2020, as compared to $15.4 million for the third quarter 2020 and $5.6 million for the fourth quarter 2019. Non-accrual loans represented 0.58 percent and 0.59 percent of total loans at December 31, 2020 and September 30, 2020, respectively. See the "Credit Quality" Section below for more details.
•Non-Interest Income: Non-interest income decreased $1.7 million to $47.5 million for the fourth quarter 2020 from $49.3 million for the third quarter 2020 largely due to a $8.4 million decrease in swap fee income related to new commercial loan transactions. The fourth quarter decrease in swaps fees was partially offset by increases of $3.7 million and $2.6 million in BOLI income and net gains on sales of residential mortgage loans, respectively, as compared to the third quarter 2020.
•Loss on Extinguishment of Debt: In mid-December 2020, Valley prepaid $534 million of FHLB borrowings scheduled to mature in 2021 and 2022 with a weighted average effective interest rate of 2.48 percent. The debt prepayment was funded by excess cash liquidity. The transaction was accounted for as an early debt extinguishment resulting in a loss of $9.7 million reported within non-interest expense for the fourth quarter 2020.
•Non-Interest Expense: Non-interest expense increased $13.0 million to $173.1 million for the fourth quarter 2020 as compared to the third quarter 2020 mainly due to a $7.3 million increase in the loss on extinguishment of debt and additional severance expense of $2.1 million. Telecommunication expense and amortization of tax credit investments also increased $1.4 million and $1.2 million, respectively, during the fourth quarter 2020 as compared to the third quarter 2020.
•Efficiency Ratio: Our efficiency ratio was 51.61 percent for the fourth quarter 2020 as compared to 48.20 percent and 70.90 percent for the third quarter 2020 and fourth quarter 2019, respectively. Our adjusted efficiency ratio was 46.99 percent for the fourth quarter 2020 as compared to 46.62 percent and 52.43 percent for the third quarter 2020 and fourth quarter 2019, respectively. See the "Consolidated Financial Highlights" tables below for additional information regarding our non-GAAP measure.
•Performance Ratios: Annualized return on average assets (ROA), shareholders’ equity (ROE) and tangible ROE were 1.02 percent, 9.20 percent, and 13.45 percent for the fourth quarter 2020, respectively. Annualized ROA, ROE and tangible ROE, adjusted for non-core charges, were 1.10 percent, 9.90 percent, and 14.48 percent for the fourth quarter 2020, respectively. See the "Consolidated Financial Highlights" tables below for additional information regarding our non-GAAP measures.

Valley National Bancorp (NASDAQ: VLY)
Fourth Quarter 2020 Earnings
January 28, 2021

Ira Robbins, CEO and President commented, "Valley reported strong fourth quarter 2020 results, finishing up a chaotic year where we demonstrated the significant earnings power and strength of our franchise and dedicated employees. For the year, we generated approximately $391 million in net income despite our provision for credit losses of $126 million driven by the pandemic and the impact of CECL. Our ability to manage our funding costs, generate loan related gains and fee income and remain laser-focused on our operating expenses, resulted in an adjusted efficiency ratio of approximately 47 percent for both the fourth quarter and the full year of 2020." Robbins continued, "Reflecting on 2020, I am very proud of how our customer facing and back office teams worked together and quickly mobilized to support our customers and communities during the pandemic, and our continued ability to innovate new products, services and technology which we believe will firmly position Valley for the future. We have made significant progress as a firm, and I'm excited to build on Valley's strong foundation and realize its boundless potential for all its stakeholders."
Net Interest Income and Margin
Net interest income on a tax equivalent basis totaling $288.8 million for the fourth quarter 2020 increased $4.7 million and $49.2 million as compared to the third quarter 2020 and fourth quarter 2019, respectively. The increase compared to the third quarter 2020 was mainly due to lower rates on our deposit products combined with a shift in customer preference towards deposits without stated maturities, as well as a reduction in average short-term and long-term borrowings funded by excess liquidity. Interest expense of $46.1 million for the three months ended December 31, 2020 decreased $8.1 million as compared to the third quarter 2020. Overall, average interest-bearing liabilities decreased $354.6 million and average non-interest bearing deposits increased $323.1 million in the fourth quarter 2020 as compared to the third quarter 2020. Interest income on a tax equivalent basis decreased $3.4 million to $335.0 million for the fourth quarter 2020 as compared to the third quarter 2020 mainly due to a 3 basis point decrease in the yield on average loans, as well as a moderate decline in interest and dividends from investment securities. The decrease was mostly attributable to principal repayments on securities, and a decline in our reinvestment activity within the available for sale investment securities portfolio largely due to the low interest rate environment.
The net interest margin on a tax equivalent basis of 3.06 percent for the fourth quarter 2020 increased 5 basis points as compared to 3.01 percent for the third quarter 2020, and increased 10 basis points from 2.96 percent for the fourth quarter 2019. The yield on average interest earning assets decreased by 4 basis points on a linked quarter basis mostly due to the impact of the lower interest rate environment. The yield on average loans decreased to 3.86 percent for the fourth quarter 2020 from 3.89 percent for the third quarter 2020 largely due to the continued repayment of higher yielding loans, partially offset by a $2.2 million increase in interest and fees from SBA Paycheck Protection Program (PPP) loans. The increase in interest and fees on SBA PPP loans was mostly caused by a moderate level of loan forgiveness activity and acceleration of net unamortized deferred loan fees during the fourth quarter 2020. The overall cost of average interest-bearing liabilities decreased by 11 basis points to 0.69 percent for the fourth quarter 2020 as compared to the linked third quarter 2020 due to the lower rates offered on deposit products and the shift to lower cost deposits as well as lower average short- and long-term borrowing balances with repayments funded by excess liquidity. This includes our prepayment of $534 million in higher cost long-term borrowings during December 2020 that is expected to positively impact our average cost of funds for the full first quarter 2021. Our cost of total

Valley National Bancorp (NASDAQ: VLY)
Fourth Quarter 2020 Earnings
January 28, 2021

average deposits was 0.33 percent for the fourth quarter 2020 as compared to 0.41 percent for the three months ended September 30, 2020.
Loans, Deposits and Other Borrowings
Loans. Loans decreased $198.5 million to approximately $32.2 billion at December 31, 2020 from September 30, 2020 largely due to a $100.9 million decrease in the residential mortgage loan portfolio and principal repayments, including SBA PPP loan forgiveness, outpacing new loan originations in the commercial loan categories. SBA PPP loans reported within commercial and industrial loans decreased $125.3 million to approximately $2.2 billion at December 31, 2020 from September 30, 2020. Auto and other consumer loans increased 4.3 percent and 9.3 percent, respectively, on an annualized basis during the fourth quarter 2020. The decline in residential mortgage loans during the fourth quarter 2020 was mainly due to significant refinance activity and approximately $382 million of new and refinanced loans originated for sale rather than investment during the fourth quarter 2020. Loans held for sale totaled $301.4 million and $209.3 million at December 31, 2020 and September 30, 2020.
Deposits. Total deposits increased $747.6 million, or 2.4 percent, to approximately $31.9 billion at December 31, 2020 from September 30, 2020 driven by increases of $448.3 million and $1.1 billion in the non-interest bearing, and the saving, NOW, money market deposit categories, respectively, which were partially offset by a decrease of $822.9 million in time deposits. The increase in deposits without stated maturities was mainly attributable to higher retail and government deposit balances within our branch network, as well as continued migration of maturing high cost retail CDs to more liquid deposit product categories during the fourth quarter 2020. Total brokered deposits (consisting of both time and money market deposit accounts) were $3.1 billion at December 31, 2020 as compared to $3.3 billion at September 30, 2020. Non-interest bearing deposits; savings, NOW, money market deposits; and time deposits represented approximately 29 percent, 50 percent and 21 percent of total deposits as of December 31, 2020, respectively.
Other Borrowings. Short-term borrowings and long term borrowings decreased $282.8 million and $556.9 million to approximately $1.1 billion and $2.3 billion, respectively, at December 31, 2020 as compared to September 30, 2020, as we redeployed excess liquidity from deposit growth to the repayment of borrowings during the fourth quarter 2020. The reduction in long-term borrowings included the December prepayment of $534.0 million of FHLB borrowings with a weighted average interest rate of 2.48 percent. The prepayment resulted in a $9.7 million prepayment penalty charge recognized in non-interest expense during the fourth quarter 2020.
Credit Quality
Non-Performing Assets (NPAs). Total NPAs, consisting of non-accrual loans, other real estate owned (OREO), other repossessed assets and non-accrual debt securities decreased $9.1 million to $194.6 million at December 31, 2020 compared to $203.6 million at September 30, 2020. The decrease in NPAs was largely due to a $9.0 million decline in non-accrual commercial and industrial loans, which was mainly caused by loan repayments during the fourth quarter 2020. Non-accrual loans represented 0.58 percent of total loans at December 31, 2020 as compared to 0.59 percent of total loans at September 30, 2020.

Valley National Bancorp (NASDAQ: VLY)
Fourth Quarter 2020 Earnings
January 28, 2021

Non-performing Taxi Medallion Loan Portfolio. We continue to closely monitor our non-performing New York City and Chicago taxi medallion loans totaling $90.6 million and $6.9 million, respectively, within the commercial and industrial loan portfolio at December 31, 2020. At December 31, 2020, non-accrual taxi medallion loans totaling $97.5 million had related reserves of $66.4 million, or 68.1 percent of such loans, within the allowance for loan losses.
Accruing Past Due Loans. Total accruing past due loans (i.e., loans past due 30 days or more and still accruing interest) increased $15.1 million to $99.0 million, or 0.31 percent of total loans, at December 31, 2020 as compared to $83.9 million, or 0.26 percent of total loans, at September 30, 2020. The higher level of accruing past due loans at December 31, 2020 was partially caused by a $12.3 million matured commercial real estate loan (in the process of restructuring its terms) reported within the 30 to 59 day category, as well as an increase in later stage residential mortgage loan delinquencies. Residential mortgage loans 60 to 89 days past due and 90 or more days past due increased $6.6 million and $2.3 million, respectively, at December 31, 2020 mostly due to a few larger borrowers, including the migration of certain loans reported within the 30 to 59 day category at September 30, 2020.
Forbearance. In response to the COVID-19 pandemic and its economic impact to certain customers, Valley implemented short-term loan modifications such as payment deferrals, fee waivers, extensions of repayment terms, or delays in payment that are insignificant, when requested by customers. Generally, the modification terms allow for a deferral of payments for up to 90 days, which Valley may extend for an additional 90 days. Any extensions beyond this period were done in accordance with applicable regulatory guidance. As of December 31, 2020, Valley had approximately $361 million of outstanding loans remaining in their payment deferral period under short-term modifications.

Valley National Bancorp (NASDAQ: VLY)
Fourth Quarter 2020 Earnings
January 28, 2021

Allowance for Credit Losses for Loans and Unfunded Commitments. The following table summarizes the allocation of the allowance for credit losses to specific loan categories and the allocation as a percentage of each loan category (including PCD loans) at December 31, 2020, September 30, 2020, and December 31, 2019:

	December 31, 2020		September 30, 2020		December 31, 2019
		Allocation		Allocation		Allocation
		as a % of		as a % of		as a % of
	Allowance	Loan	Allowance	Loan	Allowance	Loan
	Allocation*	Category	Allocation*	Category	Allocation*	Category
	($ in thousands)
Loan Category:
Commercial and industrial loans	$131,070	1.91%	$130,409	1.89%	$104,059	2.22%
Commercial real estate loans:
Commercial real estate	146,009	0.87%	128,699	0.77%	20,019	0.13%
Construction	18,104	1.04%	15,951	0.93%	25,654	1.56%
Total commercial real estate loans	164,113	0.89%	144,650	0.78%	45,673	0.26%
Residential mortgage loans	28,873	0.69%	28,614	0.67%	5,060	0.12%
Consumer loans:
Home equity	4,675	1.08%	5,972	1.31%	459	0.09%
Auto and other consumer	11,512	0.51%	15,387	0.69%	6,508	0.28%
Total consumer loans	16,187	0.60%	21,359	0.79%	6,967	0.24%
Allowance for loan losses	340,243	1.06%	325,032	1.00%	161,759	0.55%
Allowance for unfunded credit commitments	11,111		10,296		2,845
Total allowance for credit losses for loans	$351,354		$335,328		$164,604
Allowance for credit losses as a %
of loans		1.09%		1.03%		0.55%

* CECL was adopted January 1, 2020. Prior periods reflect the allowance for credit losses for loans under the incurred loss model.

Our loan portfolio, totaling $32.2 billion at December 31, 2020, had net loan charge-offs of $3.0 million for the fourth quarter 2020 as compared to $15.4 million and $5.6 million for the third quarter 2020 and the fourth quarter 2019, respectively. Net charge-offs were elevated in the linked third quarter partially due to the full charge-off of a $6.0 million non-performing commercial and industrial loan relationship. Additionally, partial charge-offs of taxi medallions declined to $2.3 million during the fourth quarter 2020 as compared to $6.1 million and $2.9 million for the third quarter 2020 and fourth quarter 2019, respectively.
The allowance for credit losses, comprised of our allowance for loan losses and reserve for unfunded letters of credit, as a percentage of total loans was 1.09 percent, 1.03 percent and 0.55 percent at December 31, 2020, September 30, 2020 and December 31, 2019, respectively. During the fourth quarter 2020, we recorded a provision for credit losses totaling $19.0 million as compared to $31.0 million for the third quarter 2020 and $5.4 million for the fourth quarter 2019. The reserve build in the fourth quarter 2020 reflects several factors, including the impact of the internal risk rating downgrades of certain commercial loans largely related to borrowers negatively impacted by the pandemic, lower

Valley National Bancorp (NASDAQ: VLY)
Fourth Quarter 2020 Earnings
January 28, 2021

valuations of collateral securing our non-performing taxi medallion loan portfolio, and, to a lesser extent, changes in the economic forecast component of our reserves at December 31, 2020.
Capital Adequacy
Valley's regulatory capital ratios continue to reflect its well capitalized position. Valley's total risk-based capital, Tier 1 capital, common equity Tier 1 capital and Tier 1 leverage capital ratios were 12.64 percent, 10.66 percent, 9.94 percent and 8.06 percent, respectively, at December 31, 2020.
For regulatory capital purposes, in connection with the Federal Reserve Board’s final interim rule as of April 3, 2020, 100 percent of the CECL Day 1 impact to shareholders' equity equaling $28.2 million after-tax will be deferred for a two-year period ending January 1, 2022, at which time it will be phased in on a pro-rata basis over a three-year period ending January 1, 2025. Additionally, 25 percent of the reserve build (i.e., provision for credit losses less net charge-offs) for the year ended December 31, 2020 will be phased in over the same time frame.
Investor Conference Call
Valley will host a conference call with investors and the financial community at 11:00 AM Eastern Standard Time, today to discuss the fourth quarter 2020 earnings. Those wishing to participate in the call may dial toll-free (866) 354-0432 (Conference ID: 3626439). The teleconference will also be webcast live: https://edge.media-server.com/mmc/p/n3ghj44s and archived on Valley’s website through Monday, March 1, 2021. Investor presentation materials will be made available prior to the conference call at www.valley.com.
About Valley
As the principal subsidiary of Valley National Bancorp, Valley National Bank is a regional bank with approximately $41 billion in assets. Valley is committed to giving people and businesses the power to succeed. Valley operates many convenient branch locations across New Jersey, New York, Florida and Alabama, and is committed to providing the most convenient service, the latest innovations and an experienced and knowledgeable team dedicated to meeting customer needs. Helping communities grow and prosper is the heart of Valley’s corporate citizenship philosophy. To learn more about Valley, go to www.valley.com or call our Customer Care Center at 800-522-4100.
Forward Looking Statements
The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about our business, new and existing programs and products, acquisitions, relationships, opportunities, taxation, technology, market conditions and economic expectations. These statements may be identified by such forward-looking terminology as “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to:

Valley National Bancorp (NASDAQ: VLY)
Fourth Quarter 2020 Earnings
January 28, 2021

•the impact of COVID-19 on the U.S. and global economies, including business disruptions, reductions in employment and an increase in business failures, specifically among our clients;
•the impact of COVID-19 on our employees and our ability to provide services to our customers and respond to their needs as more cases of COVID-19 may arise in our primary markets;
•potential judgments, claims, damages, penalties, fines and reputational damage resulting from pending or future litigation and regulatory and government actions, including as a result of our participation in and execution of government programs related to the COVID-19 pandemic or as a result of our actions in response to, or failure to implement or effectively implement, federal, state and local laws, rules or executive orders requiring that we grant forbearances or not act to collect our loans;
•the impact of forbearances or deferrals we are required or agree to as a result of customer requests and/or government actions, including, but not limited to our potential inability to recover fully deferred payments from the borrower or the collateral;
•damage verdicts or settlements or restrictions related to existing or potential class action litigation or individual litigation arising from claims of violations of laws or regulations, contractual claims, breach of fiduciary responsibility, negligence, fraud, environmental laws, patent or trademark infringement, employment related claims, and other matters;
•a prolonged downturn in the economy, mainly in New Jersey, New York, Florida and Alabama, as well as an unexpected decline in commercial real estate values within our market areas;
•higher or lower than expected income tax expense or tax rates, including increases or decreases resulting from changes in uncertain tax position liabilities, tax laws, regulations and case law;
•the inability to grow customer deposits to keep pace with loan growth;
•a material change in our allowance for credit losses under CECL due to forecasted economic conditions and/or unexpected credit deterioration in our loan and investment portfolios;
•the need to supplement debt or equity capital to maintain or exceed internal capital thresholds;
•greater than expected technology related costs due to, among other factors, prolonged or failed implementations, additional project staffing and obsolescence caused by continuous and rapid market innovations;
•the loss of or decrease in lower-cost funding sources within our deposit base, including our inability to achieve deposit retention targets under Valley's branch transformation strategy;
•cyber-attacks, computer viruses or other malware that may breach the security of our websites or other systems to obtain unauthorized access to confidential information, destroy data, disable or degrade service, or sabotage our systems;
•results of examinations by the Office of the Comptroller of the Currency (OCC), the Federal Reserve Bank (FRB), the Consumer Financial Protection Bureau (CFPB) and other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our allowance for credit losses, write-down assets, reimburse customers, change the way we do business, or limit or eliminate certain other banking activities;
•our inability or determination not to pay dividends at current levels, or at all, because of inadequate earnings, regulatory restrictions or limitations, changes in our capital requirements or a decision to increase capital by retaining more earnings;
•unanticipated loan delinquencies, loss of collateral, decreased service revenues, and other potential negative effects on our business caused by severe weather, the COVID-19 pandemic or other external events;

Valley National Bancorp (NASDAQ: VLY)
Fourth Quarter 2020 Earnings
January 28, 2021

•unexpected significant declines in the loan portfolio due to the lack of economic expansion, increased competition, large prepayments, changes in regulatory lending guidance or other factors; and
•the failure of other financial institutions with whom we have trading, clearing, counterparty and other financial relationships.
A detailed discussion of factors that could affect our results is included in our SEC filings, including the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2019 and in Item 1A of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020.
We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in our expectations. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

# # #

-Tables to Follow-

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

SELECTED FINANCIAL DATA

	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
($ in thousands, except for share data)	2020	2020	2019	2020	2019
FINANCIAL DATA:
Net interest income - FTE (1)	$288,833	$284,119	$239,615	$1,122,875	$902,679
Net interest income	287,920	283,086	238,541	1,118,904	898,048
Non-interest income	47,533	49,272	38,094	183,032	214,520
Total revenue	335,453	332,358	276,635	1,301,936	1,112,568
Non-interest expense	173,141	160,185	196,146	646,148	631,555
Pre-provision net revenue	162,312	172,173	80,489	655,788	481,013
Provision for credit losses	18,975	30,908	5,418	125,722	24,218
Income tax expense	37,974	38,891	36,967	139,460	147,002
Net income	105,363	102,374	38,104	390,606	309,793
Dividends on preferred stock	3,172	3,172	3,172	12,688	12,688
Net income available to common stockholders	$102,191	$99,202	$34,932	$377,918	$297,105
Weighted average number of common shares outstanding:
Basic	403,872,459	403,833,469	355,821,005	403,754,356	337,792,270
Diluted	405,799,507	404,788,526	358,864,876	405,046,207	340,117,808
Per common share data:
Basic earnings	$0.25	$0.25	$0.10	$0.94	$0.88
Diluted earnings	0.25	0.25	0.10	0.93	0.87
Cash dividends declared	0.11	0.11	0.11	0.44	0.44
Closing stock price - high	10.09	8.33	12.07	11.46	12.07
Closing stock price - low	6.90	6.60	10.60	6.29	9.00
CORE ADJUSTED FINANCIAL DATA: (2)
Net income available to common shareholders, as adjusted	$110,266	$101,002	$87,478	$389,050	$314,170
Basic earnings per share, as adjusted	0.27	0.25	0.25	0.96	0.93
Diluted earnings per share, as adjusted	0.27	0.25	0.24	0.96	0.92
FINANCIAL RATIOS:					`
Net interest margin	3.05%	3.00%	2.95%	3.02%	2.94%
Net interest margin - FTE (1)	3.06	3.01	2.96	3.03	2.95
Annualized return on average assets	1.02	0.99	0.43	0.96	0.93
Annualized return on avg. shareholders' equity	9.20	9.04	4.01	8.68	8.71
Annualized return on avg. tangible shareholders' equity (2)	13.45	13.30	5.98	12.82	13.05
Efficiency ratio (3)	51.61	48.20	70.90	49.63	56.77
CORE ADJUSTED FINANCIAL RATIOS: (2)
Annualized return on average assets, as adjusted	1.10%	1.01%	1.03%	0.99%	0.98%
Annualized return on average shareholders' equity, as adjusted	9.90	9.20	9.53	8.93	9.19
Annualized return on average tangible shareholders' equity, as adjusted	14.48	13.53	14.23	13.19	13.77
Efficiency ratio, as adjusted	46.99	46.62	52.43	47.39	53.78

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
($ in thousands, except for share data)	2020	2020	2019	2020	2019
AVERAGE BALANCE SHEET ITEMS:
Assets	$41,308,943	$41,356,737	$35,315,682	$40,557,326	$33,442,738
Interest earning assets	37,806,500	37,767,710	32,337,660	37,010,933	30,575,530
Loans	32,570,902	32,515,264	27,968,383	31,785,859	26,235,253
Interest bearing liabilities	26,708,223	27,062,790	24,244,902	26,877,800	22,948,872
Deposits	31,755,838	31,390,693	26,833,714	30,690,382	25,292,397
Shareholders' equity	4,582,329	4,530,671	3,804,902	4,500,067	3,555,483

	As of
BALANCE SHEET ITEMS:	December 31,	September 30,	June 30,	March 31,	December 31,
(In thousands)	2020	2020	2020	2020	2019
Assets	$40,686,076	$40,747,492	$41,626,497	$39,089,443	$37,436,020
Total loans	32,217,112	32,415,586	32,314,611	30,428,067	29,699,208
Deposits	31,935,602	31,187,982	31,337,237	28,985,802	29,185,837
Shareholders' equity	4,592,120	4,533,763	4,474,488	4,420,998	4,384,188

LOANS:
(In thousands)
Commercial and industrial	$6,861,708	$6,903,345	$6,884,689	$4,998,731	$4,825,997
Commercial real estate:
Commercial real estate	16,724,998	16,815,587	16,571,877	16,390,236	15,996,741
Construction	1,745,825	1,720,775	1,721,352	1,727,046	1,647,018
Total commercial real estate	18,470,823	18,536,362	18,293,229	18,117,282	17,643,759
Residential mortgage	4,183,743	4,284,595	4,405,147	4,478,982	4,377,111
Consumer:
Home equity	431,553	457,083	471,115	481,751	487,272
Automobile	1,355,955	1,341,659	1,369,489	1,436,734	1,451,623
Other consumer	913,330	892,542	890,942	914,587	913,446
Total consumer loans	2,700,838	2,691,284	2,731,546	2,833,072	2,852,341
Total loans	$32,217,112	$32,415,586	$32,314,611	$30,428,067	$29,699,208

CAPITAL RATIOS:
Book value per common share	$10.85	$10.71	$10.56	$10.43	$10.35
Tangible book value per common share (2)	7.25	7.12	6.96	6.82	6.73
Tangible common equity to tangible assets (2)	7.47%	7.32%	7.00%	7.32%	7.54%
Tier 1 leverage capital	8.06	7.89	7.70	8.24	8.76
Common equity tier 1 capital	9.94	9.71	9.51	9.24	9.42
Tier 1 risk-based capital	10.66	10.42	10.23	9.95	10.15
Total risk-based capital	12.64	12.37	12.19	11.53	11.72

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	Three Months Ended			Years Ended
ALLOWANCE FOR CREDIT LOSSES:	December 31,	September 30,	December 31,	December 31,
($ in thousands)	2020	2020	2019	2020	2019
Beginning balance - Allowance for credit losses	$335,328	$319,723	$164,770	$164,604	$156,295
Impact of the adoption of ASU 2016-13 (4)	—	—	—	37,989	—
Allowance for purchased credit deteriorated (PCD) loans	—	—	—	61,643	—
Beginning balance, adjusted	335,328	319,723	164,770	264,236	156,295
Loans charged-off (5):
Commercial and industrial	(3,281)	(13,965)	(5,378)	(34,630)	(13,260)
Commercial real estate	(1)	(695)	—	(767)	(158)
Residential mortgage	(250)	(7)	—	(598)	(126)
Total Consumer	(1,670)	(2,458)	(2,700)	(9,294)	(8,671)
Total loans charged-off	(5,202)	(17,125)	(8,078)	(45,289)	(22,215)
Charged-off loans recovered (5):
Commercial and industrial	160	428	389	1,956	2,397
Commercial real estate	890	60	1,166	1,054	1,237
Construction	372	40	—	452	—
Residential mortgage	44	31	53	670	66
Total Consumer	734	1,151	886	3,188	2,606
Total loans recovered	2,200	1,710	2,494	7,320	6,306
Net charge-offs	(3,002)	(15,415)	(5,584)	(37,969)	(15,909)
Provision for credit losses for loans	19,028	31,020	5,418	125,087	24,218
Ending balance - Allowance for credit losses	$351,354	$335,328	$164,604	$351,354	$164,604
Components of allowance for credit losses for loans:
Allowance for loan losses	$340,243	$325,032	$161,759	$340,243	$161,759
Allowance for unfunded credit commitments (6)	11,111	10,296	2,845	11,111	2,845
Allowance for credit losses for loans	$351,354	$335,328	$164,604	$351,354	$164,604
Components of provision for credit losses for loans:
Provision for credit losses for loans	$18,213	$30,833	$5,490	$123,922	$25,809
Provision for unfunded credit commitments (6)	815	187	(72)	1,165	(1,591)
Total provision for credit losses for loans	$19,028	$31,020	$5,418	$125,087	$24,218

Annualized ratio of total net charge-offs to average loans	0.04%	0.19%	0.08%	0.12%	0.06%
Allowance for credit losses as a % of total loans	1.09%	1.03%	0.55%	1.09%	0.55%

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	As of
ASSET QUALITY: (7)	December 31,	September 30,	June 30,	March 31,	December 31,
($ in thousands)	2020	2020	2020	2020	2019
Accruing past due loans:
30 to 59 days past due:
Commercial and industrial	$6,393	$6,587	$6,206	$9,780	$11,700
Commercial real estate	35,030	26,038	13,912	41,664	2,560
Construction	315	142	—	7,119	1,486
Residential mortgage	17,717	22,528	35,263	38,965	17,143
Total Consumer	10,257	8,979	12,962	19,508	13,704
Total 30 to 59 days past due	69,712	64,274	68,343	117,036	46,593
60 to 89 days past due:
Commercial and industrial	2,252	3,954	4,178	7,624	2,227
Commercial real estate	1,326	610	1,543	15,963	4,026
Construction	—	—	—	49	1,343
Residential mortgage	10,351	3,760	4,169	9,307	4,192
Total Consumer	1,823	1,352	3,786	2,309	2,527
Total 60 to 89 days past due	15,752	9,676	13,676	35,252	14,315
90 or more days past due:
Commercial and industrial	9,107	6,759	5,220	4,049	3,986
Commercial real estate	993	1,538	—	161	579
Residential mortgage	3,170	891	3,812	1,798	2,042
Total Consumer	271	753	2,082	1,092	711
Total 90 or more days past due	13,541	9,941	11,114	7,100	7,318
Total accruing past due loans	$99,005	$83,891	$93,133	$159,388	$68,226
Non-accrual loans:
Commercial and industrial	$106,693	$115,667	$130,876	$132,622	$68,636
Commercial real estate	46,879	41,627	43,678	41,616	9,004
Construction	84	2,497	3,308	2,972	356
Residential mortgage	25,817	23,877	25,776	24,625	12,858
Total Consumer	5,809	7,441	6,947	4,095	2,204
Total non-accrual loans	185,282	191,109	210,585	205,930	93,058
Other real estate owned (OREO)	5,118	7,746	8,283	10,198	9,414
Other repossessed assets	3,342	3,988	3,920	3,842	1,276
Non-accrual debt securities (5)	815	783	1,365	531	680
Total non-performing assets	$194,557	$203,626	$224,153	$220,501	$104,428
Performing troubled debt restructured loans	$57,367	$58,090	$53,936	$48,024	$73,012
Total non-accrual loans as a % of loans	0.58%	0.59%	0.65%	0.68%	0.31%
Total accruing past due and non-accrual loans as a % of loans	0.88%	0.85%	0.94%	1.20%	0.54%
Allowance for loan losses as a % of non-accrual loans	183.64%	170.08%	147.03%	137.59%	173.83%

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

NOTES TO SELECTED FINANCIAL DATA

(1)	Net interest income and net interest margin are presented on a tax equivalent basis using a 21 percent federal tax rate. Valley believes that this presentation provides comparability of net interest income and net interest margin arising from both taxable and tax-exempt sources and is consistent with industry practice and SEC rules.
(2)	This press release contains certain supplemental financial information, described in the Notes below, which has been determined by methods other than U.S. Generally Accepted Accounting Principles ("GAAP") that management uses in its analysis of Valley's performance. Management believes these non-GAAP financial measures provide information useful to investors in understanding Valley's financial results. Specifically, Valley provides measures based on what it believes are its operating earnings on a consistent basis and excludes material non-core operating items which affect the GAAP reporting of results of operations. Management utilizes these measures for internal planning and forecasting purposes. Management believes that Valley's presentation and discussion, together with the accompanying reconciliations, provides a complete understanding of factors and trends affecting Valley's business and allows investors to view performance in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results and Valley strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.

	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
($ in thousands, except for share data)	2020	2020	2019	2020	2019
Adjusted net income available to common shareholders:
Net income, as reported	$105,363	$102,374	$38,104	$390,606	$309,793
Less: Gain on sale leaseback transactions (net of tax)(a)	—	—	—	—	(56,414)
Add: Losses on extinguishment of debt (net of tax)	6,958	1,691	22,992	8,649	22,992
Add: Net impairment losses on securities (net of tax)	—	—	—	—	2,104
Add: (Gains) losses on securities transactions (net of tax)	(468)	33	26	(377)	108
Add: Severance expense (net of tax)(b)	1,489	—	—	1,489	3,477
Add: Tax credit investment impairment (net of tax)(c)	—	—	—	—	1,746
Add: Merger related expenses (net of tax)(d)	96	76	10,861	1,371	11,929
Add: Income tax expense (benefit)(e)	—	—	18,667	—	31,123
Net income, as adjusted	$113,438	$104,174	$90,650	$401,738	$326,858
Dividends on preferred stock	3,172	3,172	3,172	12,688	12,688
Net income available to common shareholders, as adjusted	$110,266	$101,002	$87,478	$389,050	$314,170
_____________
(a) The gain on sale leaseback transactions is included in gains on the sales of assets within other non-interest income.
(b) Severance expenses are included in salary and employee benefits expense.
(c) Impairment is included in the amortization of tax credit investments.
(d) Merger related expenses are primarily within salary and employee benefits expense, professional and legal fees, and other expense.
(e) Income tax expense related to reserves for uncertain tax positions.

Adjusted per common share data:
Net income available to common shareholders, as adjusted	$110,266	$101,002	$87,478	$389,050	$314,170
Average number of shares outstanding	403,872,459	403,833,469	355,821,005	403,754,356	337,792,270
Basic earnings, as adjusted	$0.27	$0.25	$0.25	$0.96	$0.93
Average number of diluted shares outstanding	405,799,507	404,788,526	358,864,876	405,046,207	340,117,808
Diluted earnings, as adjusted	$0.27	$0.25	$0.24	$0.96	$0.92

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
($ in thousands)	2020	2020	2019	2020	2019
Adjusted annualized return on average tangible shareholders' equity:
Net income, as adjusted	$113,438	$104,174	$90,650	$401,738	$326,858
Average shareholders' equity	4,582,329	4,530,671	3,804,902	4,500,067	3,555,483
Less: Average goodwill and other intangible assets	1,447,838	1,451,889	1,256,137	1,454,349	1,182,140
Average tangible shareholders' equity	$3,134,491	$3,078,782	$2,548,765	$3,045,718	$2,373,343
Annualized return on average tangible shareholders' equity, as adjusted	14.48%	13.53%	14.23%	13.19%	13.77%
Adjusted annualized return on average assets:
Net income, as adjusted	$113,438	$104,174	$90,650	$401,738	$326,858
Average assets	$41,308,943	$41,356,737	$35,315,682	$40,557,326	$33,442,738
Annualized return on average assets, as adjusted	1.10%	1.01%	1.03%	0.99%	0.98%
Adjusted annualized return on average shareholders' equity:
Net income, as adjusted	$113,438	$104,174	$90,650	$401,738	$326,858
Average shareholders' equity	$4,582,329	$4,530,671	$3,804,902	$4,500,067	$3,555,483
Annualized return on average shareholders' equity, as adjusted	9.90%	9.20%	9.53%	8.93%	9.19%

Annualized return on average tangible shareholders' equity:
Net income, as reported	$105,363	$102,374	$38,104	$390,606	$309,793
Average shareholders' equity	4,582,329	4,530,671	3,804,902	4,500,067	3,555,483
Less: Average goodwill and other intangible assets	1,447,838	1,451,889	1,256,137	1,454,349	1,182,140
Average tangible shareholders' equity	$3,134,491	$3,078,782	$2,548,765	$3,045,718	$2,373,343
Annualized return on average tangible shareholders' equity	13.45%	13.30%	5.98%	12.82%	13.05%
Adjusted efficiency ratio:
Non-interest expense	$173,141	$160,185	$196,146	$646,148	$631,555
Less: Loss on extinguishment of debt (pre-tax)	9,683	2,353	31,995	12,036	31,995
Less: Severance expense (pre-tax)	2,072	—	—	2,072	4,838
Less: Merger-related expenses (pre-tax)	133	106	15,110	1,907	16,579
Less: Amortization of tax credit investments (pre-tax)	3,932	2,759	3,971	13,335	20,392
Non-interest expense, as adjusted	157,321	154,967	145,070	616,798	557,751
Net interest income	287,920	283,086	238,541	1,118,904	898,048
Non-interest income, as reported	47,533	49,272	38,094	183,032	214,520
Add: Net impairment losses on securities (pre-tax)	—	—	—	—	2,928
Add: (Gains) losses on securities transactions, net (pre-tax)	(651)	46	36	(524)	150
Less: Gain on sale leaseback transaction (pre-tax)	—	—	—	—	78,505
Non-interest income, as adjusted	$46,882	$49,318	$38,130	$182,508	$139,093
Gross operating income, as adjusted	$334,802	$332,404	$276,671	$1,301,412	$1,037,141
Efficiency ratio, as adjusted	46.99%	46.62%	52.43%	47.39%	53.78%

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	As Of
	December 31,	September 30,	June 30,	March 31,	December 31,
($ in thousands, except for share data)	2020	2020	2020	2020	2019
Tangible book value per common share:
Common shares outstanding	403,858,998	403,878,744	403,795,699	403,744,148	403,278,390
Shareholders' equity	$4,592,120	$4,533,763	$4,474,488	$4,420,998	$4,384,188
Less: Preferred Stock	209,691	209,691	209,691	209,691	209,691
Less: Goodwill and other intangible assets	1,452,891	1,449,282	1,453,330	1,458,095	1,460,397
Tangible common shareholders' equity	$2,929,538	$2,874,790	$2,811,467	$2,753,212	$2,714,100
Tangible book value per common share	$7.25	$7.12	$6.96	$6.82	$6.73
Tangible common equity to tangible assets:
Tangible common shareholders' equity	$2,929,538	$2,874,790	$2,811,467	$2,753,212	$2,714,100
Total assets	$40,686,076	$40,747,492	$41,626,497	$39,089,443	$37,436,020
Less: Goodwill and other intangible assets	1,452,891	1,449,282	1,453,330	1,458,095	1,460,397
Tangible assets	$39,233,185	$39,298,210	$40,173,167	$37,631,348	$35,975,623
Tangible common equity to tangible assets	7.47%	7.32%	7.00%	7.32%	7.54%

(3)	The efficiency ratio measures Valley's total non-interest expense as a percentage of net interest income plus total non-interest income.
(4)	The adjustment represents an increase in the allowance for credit losses for loans as a result of the adoption of ASU 2016-13 effective January 1, 2020.
(5)	Charge-offs and recoveries presented for periods prior to March 31, 2020 exclude loans formerly known as Purchased Credit-Impaired (PCI) loans.
(6)	Periods prior to March 31, 2020 represent allowance and provision for letters of credit only.
(7)	Past due loans and non-accrual loans presented in periods prior to March 31, 2020 exclude PCI loans. PCI loans were accounted for on a pool basis and are were not subject to delinquency classification.
SHAREHOLDERS RELATIONS
Requests for copies of reports and/or other inquiries should be directed to Tina Zarkadas, Assistant Vice President, Shareholder Relations Specialist, Valley National Bancorp, 1455 Valley Road, Wayne, New Jersey, 07470, by telephone at (973) 305-3380, by fax at (973) 305-1364 or by e-mail at tzarkadas@valley.com.

VALLEY NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(in thousands, except for share data)

	December 31,
	2020	2019
	(Unaudited)
Assets
Cash and due from banks	$257,845	$256,264
Interest bearing deposits with banks	1,071,360	178,423
Investment securities:
Equity securities	29,378	41,410
Available for sale debt securities	1,339,473	1,566,801
Held to maturity debt securities (net of allowance for credit losses of $1,428 at December 31, 2020)	2,171,583	2,336,095
Total investment securities	3,540,434	3,944,306
Loans held for sale, at fair value	301,427	76,113
Loans	32,217,112	29,699,208
Less: Allowance for loan losses	(340,243)	(161,759)
Net loans	31,876,869	29,537,449
Premises and equipment, net	319,797	334,533
Lease right of use assets	252,053	285,129
Bank owned life insurance	535,209	540,169
Accrued interest receivable	106,230	105,637
Goodwill	1,382,442	1,373,625
Other intangible assets, net	70,449	86,772
Other assets	971,961	717,600
Total Assets	$40,686,076	$37,436,020
Liabilities
Deposits:
Non-interest bearing	$9,205,266	$6,710,408
Interest bearing:
Savings, NOW and money market	16,015,658	12,757,484
Time	6,714,678	9,717,945
Total deposits	31,935,602	29,185,837
Short-term borrowings	1,147,958	1,093,280
Long-term borrowings	2,295,665	2,122,426
Junior subordinated debentures issued to capital trusts	56,065	55,718
Lease liabilities	276,675	309,849
Accrued expenses and other liabilities	381,991	284,722
Total Liabilities	36,093,956	33,051,832
Shareholders’ Equity
Preferred stock, no par value; 50,000,000 shares authorized:
Series A (4,600,000 shares issued at December 31, 2020 and December 31, 2019)	111,590	111,590
Series B (4,000,000 shares issued at December 31, 2020 and December 31, 2019)	98,101	98,101
Common stock (no par value, authorized 650,000,000 shares; issued 403,881,488 shares at December 31, 2020 and 403,322,773 shares at December 31, 2019)	141,746	141,423
Surplus	3,637,468	3,622,208
Retained earnings	611,158	443,559
Accumulated other comprehensive loss	(7,718)	(32,214)
Treasury stock, at cost (22,490 common shares at December 31, 2020 and 44,383 common shares at December 31, 2019)	(225)	(479)
Total Shareholders’ Equity	4,592,120	4,384,188
Total Liabilities and Shareholders’ Equity	$40,686,076	$37,436,020

VALLEY NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in thousands, except for share data)

	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
	2020	2020	2019	2020	2019
Interest Income
Interest and fees on loans	$313,968	$315,788	$315,313	$1,284,707	$1,198,908
Interest and dividends on investment securities:
Taxable	14,024	14,845	19,760	70,249	86,926
Tax-exempt	3,339	3,606	4,041	14,563	17,420
Dividends	2,467	2,684	2,883	11,644	12,023
Interest on federal funds sold and other short-term investments	260	420	1,776	2,556	5,723
Total interest income	334,058	337,343	343,773	1,383,719	1,321,000
Interest Expense
Interest on deposits:
Savings, NOW and money market	11,706	13,323	34,930	76,169	145,177
Time	14,368	19,028	45,343	106,067	166,693
Interest on short-term borrowings	2,097	2,588	7,500	11,372	47,862
Interest on long-term borrowings and junior subordinated debentures	17,967	19,318	17,459	71,207	63,220
Total interest expense	46,138	54,257	105,232	264,815	422,952
Net Interest Income	287,920	283,086	238,541	1,118,904	898,048
(Credit) provision for credit losses for held to maturity securities	(53)	(112)	—	635	—
Provision for credit losses for loans	19,028	31,020	5,418	125,087	24,218
Net Interest Income After Provision for Credit Losses	268,945	252,178	233,123	993,182	873,830
Non-Interest Income
Trust and investment services	3,108	3,068	3,350	12,415	12,646
Insurance commissions	1,972	1,816	2,487	7,398	10,409
Service charges on deposit accounts	5,068	3,952	6,002	18,257	23,636
Gains (losses) on securities transactions, net	651	(46)	(36)	524	(150)
Net impairment losses on securities recognized in earnings	—	—	—	—	(2,928)
Fees from loan servicing	2,826	2,551	2,534	10,352	9,794
Gains on sales of loans, net	15,998	13,366	5,214	42,251	18,914
(Losses) gains on sales of assets, net	(2,607)	894	1,336	(1,891)	78,333
Bank owned life insurance	2,422	(1,304)	1,453	10,083	8,232
Other	18,095	24,975	15,754	83,643	55,634
Total non-interest income	47,533	49,272	38,094	183,032	214,520
Non-Interest Expense
Salary and employee benefits expense	85,335	83,626	90,872	333,221	327,431
Net occupancy and equipment expense	32,228	31,116	31,402	129,002	118,191
FDIC insurance assessment	4,091	4,847	5,560	18,949	21,710
Amortization of other intangible assets	6,117	6,377	4,905	24,645	18,080
Professional and legal fees	9,702	8,762	5,524	32,348	20,810
Loss on extinguishment of debt	9,683	2,353	31,995	12,036	31,995
Amortization of tax credit investments	3,932	2,759	3,971	13,335	20,392
Telecommunication expense	3,490	2,094	2,566	10,737	9,883
Other	18,563	18,251	19,351	71,875	63,063
Total non-interest expense	173,141	160,185	196,146	646,148	631,555
Income Before Income Taxes	143,337	141,265	75,071	530,066	456,795
Income tax expense	37,974	38,891	36,967	139,460	147,002
Net Income	105,363	102,374	38,104	390,606	309,793
Dividends on preferred stock	3,172	3,172	3,172	12,688	12,688
Net Income Available to Common Shareholders	$102,191	$99,202	$34,932	$377,918	$297,105

VALLEY NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in thousands, except for share data)

	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
	2020	2020	2019	2020	2019
Earnings Per Common Share:
Basic	$0.25	$0.25	$0.10	$0.94	$0.88
Diluted	0.25	0.25	0.10	0.93	0.87
Cash Dividends Declared per Common Share	0.11	0.11	0.11	0.44	0.44
Weighted Average Number of Common Shares Outstanding:
Basic	403,872,459	403,833,469	355,821,005	403,754,356	337,792,270
Diluted	405,799,507	404,788,526	358,864,876	405,046,207	340,117,808

VALLEY NATIONAL BANCORP
Quarterly Analysis of Average Assets, Liabilities and Shareholders' Equity and
Net Interest Income on a Tax Equivalent Basis

	Three Months Ended
	December 31, 2020			September 30, 2020			December 31, 2019
	Average		Avg.	Average		Avg.	Average		Avg.
($ in thousands)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest earning assets:
Loans (1)(2)	$32,570,902	$313,993	3.86%	$32,515,264	$315,863	3.89%	$27,968,383	$315,313	4.51%
Taxable investments (3)	3,204,974	16,491	2.06%	3,354,373	17,529	2.09%	3,322,536	22,643	2.73%
Tax-exempt investments (1)(3)	506,748	4,227	3.34%	542,450	4,564	3.37%	608,651	5,115	3.36%
Interest bearing deposits with banks	1,523,876	260	0.07%	1,355,623	420	0.12%	438,090	1,776	1.62%
Total interest earning assets	37,806,500	334,971	3.54%	37,767,710	338,376	3.58%	32,337,660	344,847	4.27%
Other assets	3,502,443			3,589,027			2,978,022
Total assets	$41,308,943			$41,356,737			$35,315,682
Liabilities and shareholders' equity
Interest bearing liabilities:
Savings, NOW and money market deposits	$15,606,081	$11,706	0.30%	$14,542,470	$13,323	0.37%	$11,813,261	$34,930	1.18%
Time deposits	7,005,804	14,368	0.82%	8,027,346	19,028	0.95%	8,428,153	45,343	2.15%
Short-term borrowings	1,316,706	2,097	0.64%	1,533,246	2,588	0.68%	1,625,873	7,500	1.85%
Long-term borrowings (4)	2,779,632	17,967	2.59%	2,959,728	19,318	2.61%	2,377,615	17,459	2.94%
Total interest bearing liabilities	26,708,223	46,138	0.69%	27,062,790	54,257	0.80%	24,244,902	105,232	1.74%
Non-interest bearing deposits	9,143,953			8,820,877			6,592,300
Other liabilities	874,438			942,399			673,578
Shareholders' equity	4,582,329			4,530,671			3,804,902
Total liabilities and shareholders' equity	$41,308,943			$41,356,737			$35,315,682
Net interest income/interest rate spread (5)		$288,833	2.85%		$284,119	2.78%		$239,615	2.53%
Tax equivalent adjustment		(913)			(1,033)			(1,074)
Net interest income, as reported		$287,920			$283,086			$238,541
Net interest margin (6)			3.05%			3.00%			2.95%
Tax equivalent effect			0.01%			0.01%			0.01%
Net interest margin on a fully tax equivalent basis (6)			3.06%			3.01%			2.96%

(1)     Interest income is presented on a tax equivalent basis using a 21 percent federal tax rate.
(2)    Loans are stated net of unearned income and include non-accrual loans.
(3)    The yield for securities that are classified as available for sale is based on the average historical amortized cost.
(4)    Includes junior subordinated debentures issued to capital trusts which are presented separately on the consolidated statements of condition.
(5)    Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.
(6)    Net interest income as a percentage of total average interest earning assets.